      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 5, 2001

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 ---------------

                               PRIZE ENERGY CORP.
             (Exact name of registrant as specified in its charter)


               DELAWARE                               75-2766114
    (State or other jurisdiction of                (I.R.S. Employer
    incorporation or organization)               Identification No.)

                      3500 WILLIAM D. TATE AVE., SUITE 200
                             GRAPEVINE, TEXAS 76051
                                 (817) 424-0400

       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 ---------------

                                   LON C. KILE
                               PRIZE ENERGY CORP.
                      3500 WILLIAM D. TATE AVE., SUITE 200
                             GRAPEVINE, TEXAS 76051
                                 (817) 424-0400

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 ---------------

                                   Copies to:

                                 ROBERT A. CURRY
                                CONNER & WINTERS,
                           A PROFESSIONAL CORPORATION
                             3700 FIRST PLACE TOWER
                               15 E. FIFTH STREET
                           TULSA, OKLAHOMA 74103-4344
                                 (918) 586-5725

                                 ---------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

                                 ---------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                 ---------------

                                                          CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                         PROPOSED MAXIMUM     PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF                      AMOUNT TO BE             OFFERING            AGGREGATE             AMOUNT OF
      SECURITIES TO BE REGISTERED                    REGISTERED           PRICE PER SHARE      OFFERING PRICE       REGISTRATION FEE
      ---------------------------                   ------------         ----------------     ----------------      ----------------
Warrants to purchase common stock.............    9,558,403 warrants           N/A(1)               N/A(1)                N/A(1)
Common Stock, $.01 par value per share(2).....    1,365,486 shares(3)         $28.00             $38,233,608           $9,559.00
====================================================================================================================================



(1) In accordance with Rule 457(g) under the Securities Act of 1933, as amended, no separate registration fee is payable in respect of the warrants to purchase shares of common stock, $.01 par value per share ("Warrants").

(2) Represents the shares of common stock issuable upon the exercise of the Warrants (seven Warrants per share of common stock).

(3) Plus such number of additional shares of common stock as may be issuable upon exercise of the Warrants as a result of anti- dilution adjustments in accordance with the terms of the Warrants.

                                 ---------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                                EXPLANATORY NOTE


         This Registration Statement contains two forms of prospectuses: (1) one to be used in connection with offers and sales of warrants to purchase shares of common stock by the holders of such warrants and the issuance of shares of common stock upon the exercise of warrants by purchasers of the warrants; and
(2) the other in connection with offers and sales of common stock that may be acquired upon the exercise of warrants to purchase shares of common stock by certain holders thereof.

                   Subject to Completion, Dated July 5, 2001.




THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                               PRIZE ENERGY CORP.


                               9,558,403 WARRANTS

                        1,365,486 SHARES OF COMMON STOCK

                                 ---------------


         Under this prospectus, the holders of 9,558,403 warrants to purchase 1,365,486 shares of our common stock may offer and sell their warrants. In addition, we are offering 1,365,486 shares of our common stock that are issuable upon exercise of warrants by the purchasers of the warrants under this prospectus. The warrants were issued pursuant to a warrant agreement dated October 28, 1998. Each warrant entitles the holder to purchase one-seventh of a share of common stock at a price of $4.00 per one-seventh of a share. Accordingly, seven warrants must be exercised to acquire one share of common stock at an aggregate exercise price of $28.00 per share. The exercise price and the number of shares of common stock issuable upon the exercise of the warrants are subject to adjustment in the event of stock dividends, stock splits, reclassifications and other events.

         Our common stock is traded on the American Stock Exchange under the symbol "PRZ." Application has been made for listing the warrants on the American Stock Exchange. The last reported sale price of our common stock on the American Stock Exchange on July 3, 2001, was $ 19.70 per share.

         SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE WARRANTS OR IN OUR COMMON STOCK.

                                 ---------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.






The date of this prospectus is                        , 2001.

         YOU SHOULD RELY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS AN OFFER TO SELL OR TO BUY ONLY THE SHARES OFFERED IN THIS DOCUMENT, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.


                                TABLE OF CONTENTS


                                                                                                               PAGE
Where You Can Find More Information...............................................................................1

Information We Incorporate By Reference...........................................................................1

Prospectus Summary................................................................................................2

     About Prize Energy Corp......................................................................................2

     The Offering.................................................................................................4

Risk Factors......................................................................................................5

Forward-Looking Statements.......................................................................................10

Use of Proceeds..................................................................................................10

Selling Warrantholders...........................................................................................11

Description of the Warrants......................................................................................13

Description of Capital Stock.....................................................................................15

Plan of Distribution.............................................................................................18

Legal Matters....................................................................................................18

Experts..........................................................................................................19

                      WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a Registration Statement on Form S-3 under the Securities Act of 1933 with respect to the warrants and shares of common stock being offered by this prospectus. This prospectus does not include all the information set forth in the registration statement, and you should refer to the registration statement for further information with respect to our company.

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements and other information that we file at the Commission's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the Commission are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov. Our reports, proxy statements and other information filed with the Commission can also be inspected at the American Stock Exchange, 86 Trinity Place, New York, New York 10006.


                     INFORMATION WE INCORPORATE BY REFERENCE

         The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities are sold or until we terminate this offering:

         (1)      Our Annual Report on Form 10-K for the year ended December 31,
                  2000;

         (2) Our Quarterly Report on Form 10-Q for the three months ended March 31, 2001; and

         (3) A description of our common stock contained in the registration statement on Form 8-A filed with the Commission on October 26, 1998, and including any amendment or report heretofore or hereafter filed for the purpose of updating the description of our common stock contained therein.

         We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this document, other than exhibits to the documents unless the exhibits are specifically incorporated by reference. Requests should be made to Secretary, Prize Energy Corp., 3500 William D. Tate Ave., Suite 200, Grapevine, Texas 76051, (817) 424-0400.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, included or incorporated by reference in this prospectus. You should read this prospectus together with additional information described under the heading "Where You Can Find More Information." Unless the context otherwise requires, references in this prospectus to "Prize," "we," "us" and "our" refer to Prize Energy Corp.


                            ABOUT PRIZE ENERGY CORP.

GENERAL

         We are a mid-size public independent oil and gas company engaged primarily in the acquisition, enhancement and exploitation of producing oil and gas properties. We currently own oil and gas properties in three core operating areas which are principally located in the Permian Basin of West Texas and Southeastern New Mexico, the onshore Gulf Coast area of Texas and Louisiana and the Mid-Continent area of Oklahoma and the Texas Panhandle. Over 80% of our oil and gas property base is located in Texas.

         We began operations in January 1999 as a privately-held company and have grown rapidly through the acquisition of producing oil and gas properties and the acquisition of Vista Energy Resources, Inc. In June 1999, we completed the acquisition of significant producing oil and gas properties from Pioneer Natural Resources USA, Inc. for $239 million. On February 8, 2000, we completed the acquisition of Vista Energy Resources pursuant to a reverse merger. The Vista merger, deemed a reverse acquisition of Vista by the former Prize, resulted in our becoming a publicly-traded company on the American Stock Exchange. On February 28, 2001, we acquired oil and gas properties from Apache Corporation for $65 million.

         Set forth below is a brief summary of our historical total proved oil and gas reserve base at December 31, 2000, and our pro forma total proved oil and gas reserve base at December 31, 2000, after giving effect to the acquisition of the oil and gas properties from Apache Corporation.


                                                     Historical                    Pro forma
                                                     ----------                    ---------
Total Proved Reserves:
     Natural gas..........................             298 Bcf                      321 Bcf
     Oil and liquids......................            49 MMBbl                     58 MMBbl
     Oil equivalent.......................            99 MMBOE                     112 MMBOE
     Natural gas equivalent...............            593 Bcfe                     669 Bcfe
Reserve Mix...............................       50% oil and liquids          52% oil and liquids
                                                   50% natural gas              48% natural gas
Proved Reserve Value NPV-10 (1)...........          $1.7 billion                 $1.8 billion
Reserve to Production Ratio (2)...........            13 years                     13 years

----------

(1) The present value of pre-tax future net revenues discounted at 10% per annum assuming unescalated prices of $26.12 per Bbl of oil, $14.91 per Bbl of NGL and $9.41 per Mcf of natural gas. On December 31, 2000, NYMEX prices were $26.80 per Bbl for West Texas Intermediate crude oil and $9.78 per MMBtu for natural gas.

(2) Represents proved reserves at December 31, 2000, divided by production for the year ended December 31, 2000.

         Our principal executive offices are located at 3500 William D. Tate Ave., Suite 200, Grapevine, Texas 76051, and our telephone number is (817) 424-0400.


BUSINESS STRATEGY

         The primary objective of our business strategy is to increase our net asset value per share by increasing oil and natural gas reserves, production, cash flow and net income through the acquisition, exploitation and enhancement of producing oil and gas properties and by maintaining a low operating and corporate cost structure. Management believes the following components of this strategy will allow us to achieve our objective.

         o Geographic Concentration. We focus our activities in the core areas where our management, technical staff and field operations teams have significant prior experience. Substantially all of our properties are located in these core operating areas where we can better achieve economies of scale.

         o Acquisition of Producing Properties. We focus on acquiring producing reserves with a production history of at least three to five years in order to reduce the risks inherent in estimating the remaining oil and natural gas reserves and the future production profile.

         o Aggressive Value Enhancement. We seek to purchase oil and gas properties that we will operate and that have potential for development and operational improvements. We undertake an extensive well-by-well operational study of acquired properties in order to identify value enhancement opportunities such as development drilling, recompletions, workovers and cost reductions. These activities can increase cash flow and, in some cases, add incremental reserves.

         o Low Cost Operating Structure. We pursue a low cost operating strategy at both the field and corporate levels.

         o Financial Flexibility. We seek to maintain financial flexibility in order to be able to take advantage of strategic acquisition opportunities and protect against price declines. As a result of our strategy of acquisition, exploitation and enhancement, our debt levels will vary from time to time. Over the long-term, management believes that an appropriate target debt level is 50% of oil and natural gas reserve value, given historical price levels. Management may seek to further reduce oil and gas reserve, price and financial risks by:

         o diversifying our property holdings and avoiding concentrating a large value in any single property; and

         o using commodity price hedges, interest rate swaps and other financial strategies.

                                  THE OFFERING


Securities Offered...................................  The selling warrantholders are offering 9,558,403 warrants and we are offering 1,365,486 shares of our
                                                       common stock issuable upon exercise of the warrants by
                                                       the purchasers thereof.  No fractional shares of common
                                                       stock will be issued upon exercise of the warrants.
                                                       Instead, at the time of exercise, we will pay to the holder of the warrant an amount in cash equal to the then current market value of any fractional share.

Expiration of Warrants...............................  The warrants will expire on November 1, 2002.

Exercise of Warrants.................................  The warrants became exercisable on October 28, 1998.
                                                       Each warrant entitles its holder to purchase
                                                       one-seventh of a share of our common stock at an
                                                       exercise price of $4.00 per one-seventh of a
                                                       share. ACCORDINGLY, SEVEN WARRANTS MUST BE
                                                       EXERCISED TO PURCHASE ONE WHOLE SHARE OF OUR COMMON
                                                       STOCK AT AN AGGREGATE EXERCISE PRICE OF $28.00
                                                       PER SHARE. If certain events listed in the
                                                       warrant agreement dated October 28, 1998, occur,
                                                       we may adjust the number of shares of common stock
                                                       for which, and the price per share at which, a
                                                       warrant is exercisable.

Listing of Common Stock..............................  Our common stock is listed on the American Stock
                                                       Exchange under the symbol "PRZ."

Listing of Warrants..................................  Application has been made for listing the warrants on the
                                                       American Stock Exchange.

Use of Proceeds......................................  We will not receive any proceeds from the sale of the warrants.  To the extent that any warrants are exercised,
                                                       we will receive the exercise price for the common stock
                                                       we issue.  We intend to use the net proceeds, if any,
                                                       received by us from the exercise of the warrants for
                                                       general corporate and working capital purposes.

                                  RISK FACTORS

         You should carefully consider the following risk factors, in addition to the other information set forth in this prospectus, before deciding to purchase any warrants or shares of our common stock. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in the warrants or common stock.


RISKS RELATING TO THE OIL AND GAS INDUSTRY

A DECREASE IN OIL AND NATURAL GAS PRICES WILL ADVERSELY AFFECT OUR FINANCIAL RESULTS.

         Our revenues, profitability and future growth depend substantially upon the prevailing market prices of oil and natural gas. While current oil and natural gas prices are at favorably high price levels, oil and natural gas prices and markets have been, and are likely to continue to be, extremely volatile. A decrease in oil and natural gas prices will not only reduce revenues and profits, but will also reduce the quantities of reserves that are commercially recoverable and may result in charges to earnings for impairment of the value of these assets. If oil and natural gas pricing conditions decline significantly for extended periods of time in the future, we might not be able to generate enough cash flow from operations to meet our obligations and make planned capital expenditures. Oil and natural gas prices are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond our control.


ESTIMATES OF OUR PROVED RESERVES MAY MATERIALLY CHANGE DUE TO NUMEROUS UNCERTAINTIES INHERENT IN ESTIMATING OIL AND NATURAL GAS RESERVES.

         The oil and natural gas reserve data included or incorporated by reference in this prospectus represent only estimates of management. There are many uncertainties inherent in estimating quantities of proved reserves and their values. The process of estimating oil and natural gas reserves requires interpretations of available technical data and various assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of reserves included or incorporated by reference in this prospectus. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretations and judgment and the assumptions used regarding quantities of recoverable oil and natural gas reserves and prices for oil and natural gas. Actual prices, production, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves will vary from those assumed in our estimates, and these variances may be significant. Any significant variance from the assumptions used could result in the actual quantity of our reserves and future net cash flow being materially different from the estimates in our reserve reports. In addition, results of drilling, testing and production and changes in oil and natural gas prices after the date of the estimate may result in substantial upward or downward revisions.


WE MAY NOT BE ABLE TO REPLACE RESERVES.

         If we are not successful in our acquisition, enhancement and exploitation activities, our reserves and revenues will decline over time. These activities will require significant expenditures. If our cash flow from operations is not sufficient for this purpose, we may not be able to obtain the necessary funds to maintain or expand our oil and natural gas reserves. The inability to replace reserves could reduce the amount of credit available to us since the maximum amount of borrowing capacity available under our revolving credit facility is based, at least in part, on the estimated quantities of our proved reserves.

THE SUCCESS OF FUTURE ACQUISITIONS IS UNCERTAIN.

         Our failure to successfully complete acquisitions could have a material adverse effect on our future results of operations and financial condition. There can be no assurance that our completed acquisitions will be successful. We expect to continue to evaluate and pursue acquisition opportunities available on terms management considers favorable. The successful acquisition of producing properties involves an assessment of recoverable reserves, future oil and natural gas prices, operating costs, potential environmental and other liabilities and other factors beyond our control. This assessment is necessarily inexact and its accuracy is inherently uncertain. In connection with an assessment, we will perform a review of the subject properties we believe to be generally consistent with industry practices. This review, however, will not reveal all existing or potential problems, nor will it permit us to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. Inspections may not be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. We may in many cases assume pre-closing liabilities, including environmental liabilities, and will likely acquire interests in properties on an "as is" basis.


OUR OIL AND NATURAL GAS OPERATIONS ARE SUBJECT TO OPERATIONAL RISKS.

         Our oil and natural gas operations are subject to risks and uncertainties associated with the drilling for and production and transportation of oil and natural gas, all of which can affect our operating results. Our operations may be materially curtailed, delayed or canceled as a result of numerous factors, including:

         o        accidents;

         o        title problems;

         o        weather conditions;

         o        shortages or delays in the delivery of equipment; and

         o        compliance with governmental regulations.


COSTS TO COMPLY WITH ENVIRONMENTAL LAWS ARE SIGNIFICANT.

         Environmental and other governmental laws have increased the costs to plan, design, drill, install, operate and abandon oil and natural gas wells and related facilities. We may expend significant financial and managerial resources to comply with environmental laws, although, to date, our expenditures for environmental compliance have been immaterial. Increasingly strict environmental laws and enforcement policies, and claims for damages to property, employees, other persons and the environment resulting from our operations, could cause us to incur substantial costs and liabilities.


MARKETABILITY OF OUR OIL AND NATURAL GAS PRODUCTION MAY BE AFFECTED BY FACTORS BEYOND OUR CONTROL.

         The marketability of our production depends in part upon the availability, proximity and capacity of natural gas gathering systems, pipelines and processing facilities. Most of our natural gas is delivered through gathering systems and pipelines that are not owned by us. Federal and state regulation of oil and natural gas production and transportation, tax and energy policies, changes in supply and demand and general economic conditions all could adversely affect our ability to produce and market our oil and natural gas.

WE WILL CONTINUE TO FACE STRONG COMPETITIVE INDUSTRY CONDITIONS WHICH MAY NEGATIVELY AFFECT OUR OPERATIONS.

         There is strong competition in all aspects of the oil and gas industry. We must compete with a substantial number of other oil and gas companies in all aspects of our operations. Many of our competitors have substantially greater financial, managerial, technical and other resources than we do, which may adversely affect our ability to compete with these companies.


SOME LOSSES MAY NOT BE INSURED AND COULD MATERIALLY ADVERSELY AFFECT OUR OPERATIONS.

         Our operations are subject to the hazards and risks inherent in the oil and gas industry, including the risks of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental accidents such as oil spills, gas leaks, salt water spills and leaks, ruptures or discharges of toxic gases. We will carry insurance against some, but not all, of the hazards associated with our business. This is our standard practice and we believe that this is standard practice in our industry. Because of this practice, however, we may be subject to substantial liability or losses that are not insured.


RISKS RELATING TO AN INVESTMENT IN PRIZE

WE MAY NOT BE ABLE TO MEET OUR CAPITAL REQUIREMENTS.

         We will need to continue to make substantial capital expenditures for the acquisition, enhancement, exploitation and production of oil and natural gas reserves. At March 31, 2001, we had cash reserves of $14.4 million and working capital of $24.5 million. Without successful enhancement, exploitation or acquisition activities, our reserves and revenues will decline over time. We currently anticipate that our oil and natural gas capital expenditures will be approximately $60 million for enhancement, exploitation and drilling activity in 2001. We intend to finance our capital expenditures, other than significant acquisitions, from internally generated funds provided by operations. The timing of most of our capital expenditures is discretionary, with no long-term capital commitments. Consequently, we have a significant degree of flexibility to adjust the amounts of our capital expenditures as circumstances may warrant. However, in the long term, if our cash flow from operations and availability under existing credit facilities are not sufficient to satisfy capital expenditure requirements, there can be no assurance that additional debt or equity financing will be available to allow us to fund our continued growth.


OUR SIGNIFICANT INDEBTEDNESS COULD HAVE IMPORTANT CONSEQUENCES TO YOU.

         We currently have a substantial amount of indebtedness. At December 31, 2000, our total long term debt outstanding was approximately $214.3 million and our long term debt to total capitalization ratio was approximately 66 percent. As of March 31, 2001, our total long-term debt outstanding had increased to $281 million, principally due to the acquisition of oil and natural gas properties from Apache Corporation. We may incur additional indebtedness under our credit facility. Our significant indebtedness could have important consequences to you. For example:

         o our ability to obtain any necessary financing in the future for working capital, capital expenditures, acquisitions, debt service requirements or other purposes may be limited;

         o a portion of our cash flow from operations must be utilized for the payment of interest on our indebtedness and will not be available for financing capital expenditures or other purposes;

         o our level of indebtedness and the covenants governing our current indebtedness could limit our flexibility in planning for, or reacting to, changes in our business because certain financing options may be limited or prohibited;

         o we are more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

         o our level of indebtedness may make us more vulnerable during periods of low oil and natural gas prices or in the event of a downturn in our business because of our fixed debt service obligations;

         o the terms of our credit facility will require us to make interest and principal payments and to maintain stated financial covenants; and

         o if the requirements of our credit facility are not satisfied, the lenders under this facility would be entitled to accelerate the payment of all outstanding indebtedness under the facility and, in such event, we cannot assure you that we would have sufficient funds available or could obtain the financing required to meet our obligations.


OUR HEDGING ACTIVITIES COULD RESULT IN LOSSES.

         We currently use, and intend in the future to use, energy swap arrangements and derivatives for hedging purposes to reduce sensitivity to oil and natural gas price volatility. If our oil and natural gas reserves are not produced at the rates we estimated due to inaccuracies in the reserve estimation process, operational difficulties or regulatory limitations, we will be required to satisfy obligations we may have under fixed price sales and hedging contracts on potentially unfavorable terms without the ability to hedge that risk through sales of comparable quantities of our own production. Further, the terms under which we enter into fixed price sales and hedging contracts are based on assumptions and estimates of numerous factors such as costs of production and pipeline and other transportation costs to delivery points. Substantial variations between the assumptions and estimates used and actual results experienced could materially adversely affect anticipated profit margins and our ability to manage the risks associated with fluctuations in oil and natural gas prices. Fixed price sales and hedging contracts also limit the benefits we will realize if actual prices rise above the contract prices. In addition, fixed price sales and hedging contracts are subject to the risk that the counter-party may prove unable or unwilling to perform its obligations under those contracts. Any significant nonperformance could have a material adverse effect on our future results of operations and financial condition. Based on futures prices as of March 31, 2001, the fair market value of unrealized losses resulting from our crude oil and natural gas hedging instruments was approximately $27.6 million.



OUR SUCCESS DEPENDS ON KEY MEMBERS OF OUR MANAGEMENT.

         Philip B. Smith, Lon C. Kile and D. Richard Massengill are critical to our success. We do not have employment contracts with any of these individuals which would require them to remain employed with us for any period of time. Loss of the services of any of these individuals could have a material adverse effect on our operations.


OWNERSHIP OF OUR OUTSTANDING COMMON STOCK IS CONCENTRATED IN A SMALL NUMBER OF STOCKHOLDERS.

         Our directors, executive officers and principal stockholders, and certain of their affiliates, beneficially own approximately 63% of our outstanding common stock. One of our stockholders, Natural Gas Partners V, L.P., beneficially owns approximately 57% of our outstanding shares of common stock. Accordingly, these stockholders, as a group, and Natural Gas Partners V, by itself, will be able to control the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our certificate of incorporation or bylaws and the approval of mergers and other significant corporate transactions. The existence of these levels of ownership concentrated in a few persons makes it unlikely that any other holder of our common stock will be able to affect the management or direction of Prize. These factors may also have the effect of delaying or preventing a change in the management or voting control of Prize, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of our common stock.


FUTURE SALES OF COMMON STOCK MAY RESULT IN A DECREASE IN VALUE TO EXISTING STOCKHOLDERS.

         Sales of a substantial number of shares of our common stock, or the perception that such sales could occur, could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of common stock.


THE ABILITY OF OUR BOARD OF DIRECTORS TO ISSUE PREFERRED STOCK AND PROVISIONS OF DELAWARE LAW MAY DISCOURAGE CHANGE OF CONTROL TRANSACTIONS.

         Our certificate of incorporation authorizes our board of directors to issue up to 10 million shares of preferred stock without stockholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the board of directors may determine. These provisions, alone or in combination with each other, may discourage transactions involving actual or potential changes of control of management, including transactions in which you might otherwise receive a premium over prevailing market prices for your shares of common stock. We are also subject to provisions of the Delaware General Corporation Law that may make some business combinations more difficult.


THERE HAS BEEN NO PRIOR PUBLIC MARKET FOR THE WARRANTS.

         We anticipate that the warrants will be listed for trading on the American Stock Exchange, and while the warrants have identical terms as the 2,252,670 outstanding public warrants of the Company that are listed and publicly traded on the American Stock Exchange (which warrants are exercisable for an aggregate of 321,810 shares of our common stock (seven warrants per share) at an aggregate exercise price of $28.00 per share), there is no assurance that an active trading market for the warrants will develop or, if developed, that it will be sustained. If an active market for the warrants does not develop, the market price and liquidity of the warrants may be adversely affected.


PRICES OF OUR COMMON STOCK AND WARRANTS MAY FLUCTUATE SIGNIFICANTLY; THERE IS NO ASSURANCE THE WARRANTS WILL BE "IN-THE-MONEY."

         The market prices of our common stock and warrants may fluctuate significantly. A number of factors could affect the prices of our securities, including:

         o        our operating and financial performance and prospects;

         o changes in revenue or earnings estimates or publication of research reports by analysts;

         o general market conditions, including fluctuations in commodity prices;

         o the operating and stock performance of other comparable companies;

         o        strategic actions by our competitors; and

         o        economic, legal and regulatory factors.

The stock markets in general have experienced extreme price and volume fluctuations. This volatility has often had a significant effect on the market prices of securities of many companies for reasons unrelated to the operating performance of the particular companies. These broad market fluctuations could adversely affect the prices of our common stock and warrants.

         It is possible that the price of our common stock may not reach a price level that will result in the warrants becoming "in-the-money" for any purchaser of the warrants prior to the expiration of the warrants on November 1, 2002. As to any purchaser of warrants under this prospectus, the warrants will become "in-the-money" only if the market price of our common stock exceeds the sum of $28.00 PLUS the purchaser's cost of acquiring seven warrants.


                           FORWARD-LOOKING STATEMENTS

         This document includes and incorporates by reference "forward-looking statements" as defined by the Securities and Exchange Commission. These statements concern our plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included or incorporated in this prospectus that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. The words "believe," "plan," "intend," "anticipate," "estimate," "project" and similar expressions are also intended to identify forward-looking statements. These forward-looking statements include, among others, such things as:

         o reserve estimates, including estimates of future net revenues associated with the reserves and the present value of the estimated future net revenues;

         o        future production of oil and natural gas;

         o future acquisition of oil and natural gas producing properties;

         o future enhancement, exploitation and drilling activity and other capital expenditures;

         o        future financial performance; and

         o business strategies and expansion and growth of our business and operations.

         These forward-looking statements are based on assumptions which we believe are reasonable based on our expectations and projections about future events and industry conditions and trends affecting our business at the time such statements were made. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, including those factors discussed under "Risk Factors" on pages 5 - 10 of this prospectus. Consequently, we cannot assure you that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the anticipated consequences to or effects on us or our business or operations. We assume no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the warrants. To the extent any holders exercise their warrants, we will receive the aggregate exercise price for the shares of common stock issued, which currently is based on $28.00 per whole share of common stock. We intend to use the net proceeds, if any, received from the exercise of the warrants for general corporate and working capital purposes. However, there is no assurance that any warrants will be exercised.

                             SELLING WARRANTHOLDERS

         The following table sets forth information as of June 29, 2001, with respect to the selling warrantholders, the number of shares of our common stock and warrants beneficially owned by them and the number of warrants that they may offer under this prospectus. Because the selling warrantholders may sell all, some or none of their warrants, and because the selling warrantholders may elect to exercise their warrants or acquire additional shares of our common stock in the public market, we cannot estimate the number of shares or warrants that will be beneficially owned by them after completion of this offering.

         The number of shares of our common stock outstanding used in calculating the percentage for each person listed includes the shares of common stock which could be acquired by that person upon the exercise of any warrant (all of which are currently exercisable) but excludes such shares of common stock which could be so acquired by any other person. The percent of beneficial ownership is based on 12,865,113 shares of our common stock outstanding as of June 29, 2001.


                                           Securities Beneficially Owned Prior to Offering
                                           -----------------------------------------------
                                                                                                  Number of
Name of                                        Number of            Number of                      Warrants
Selling Warrantholder                          Shares (1)           Warrants      Percent          Offered
---------------------                          ----------           --------      -------         ---------
Natural Gas Partners III, L.P. (2)..              503,120           3,521,841        3.76%        3,521,841
Natural Gas Partners II, L.P. (2)...              368,108           2,576,760        2.78%        2,576,760
C. Randall Hill (3).................              171,759             632,838        1.33%          632,838
Steven D. Gray (3)..................              172,559             632,838        1.33%          632,838
R. Cory Richards (3)................              105,183             352,919          *            352,919
Thomas O. Hicks.....................               63,421(4)          185,746          *            185,746
Sam R. Brock........................               25,892             181,250          *            181,250
Darrell M. Dillard..................               25,897             181,250          *            181,250
Robert R. Donnelly..................               25,892             181,250          *            181,250
Wayne M. Whitaker...................               52,969             181,250          *            181,250
Marilyn D. Wade.....................               20,500             143,500          *            143,500
John Q. Adams (3)...................               18,125             126,875          *            126,875
John R. Muse........................               17,688             123,822          *            123,822
Jack D. Furst.......................               32,277             123,822          *            123,822
Warren L. Gray......................               16,134              61,899          *             61,899
TOH, Jr. Ventures, Ltd..............               15,853              46,431          *             46,431
Mack H. Hicks 1984 Trust............               15,853              46,431          *             46,431
John A. Hicks 1984 Trust............               15,853              46,431          *             46,431
Robert B. Hicks 1984 Trust..........               15,853              46,431          *             46,431

                                           Securities Beneficially Owned Prior to Offering
                                           -----------------------------------------------
                                                                                                  Number of
Name of                                        Number of            Number of                      Warrants
Selling Warrantholder                          Shares (1)           Warrants      Percent          Offered
---------------------                          ----------           --------      -------         ---------
Lawrence D. Stuart, Jr..............                4,426              30,987          *            30,987
R. Scott Cohen......................               11,997              24,774          *            24,774
D. Keith Mills......................                3,066              21,464          *            21,464
John Dollahan.......................                6,601              16,824          *            16,824
Leonard S. Gallegos.................                9,262              16,824          *            16,824
Russell Wickman (3).................                2,403              16,824          *            16,824
Jerred G. Blanchard, Jr.............                1,767              12,374          *            12,374
John P. Lewis.......................                1,767              12,374          *            12,374
Kaitrin Roberts Trust...............                  589               4,125          *             4,125
John Roberts Trust..................                  589               4,125          *             4,125
Kara Roberts Trust..................                  589               4,124          *             4,124


----------

*Less than 1%

(1) Includes the shares of common stock issuable upon the exercise of the warrants (seven warrants per share of common stock).

(2) David R. Albin and Kenneth A. Hersh, each a director of Prize, constitute two of the four managing members of each entity that serves as the ultimate general partner of Natural Gas Partners II, L.P. and Natural Gas Partners III, L.P. They each also own interests in these Natural Gas Partners partnerships.

(3) Prior to the consummation of our acquisition of Vista Energy Resources, Inc. on February 8, 2000, these individuals served Vista Energy Resources in the following capacities:

Name                                                   Position
----                                                   --------
C. Randall Hill                     Chief Executive Officer, Chief Financial Officer and
                                       Chairman of the Board

Steven D. Gray                      President, Chief Operating Officer and Director

R. Cory Richards                    Executive Vice President, Exploration Manager and
                                       Secretary

John Q. Adams                       Director

Russell Wickman                     Land Manager

(4) Excludes 9,220 outstanding shares and 6,633 shares issuable upon the exercise of the warrants held by each of TOH, Jr. Ventures, Ltd., the Mack H. Hicks 1984 Trust, John A. Hicks 1984 Trust and Robert B. Hicks 1984 Trust. Mr. Hicks serves as President of the general partner of TOH, Jr. Ventures, Ltd., and as trustee of each of the trusts. Mr. Hicks disclaims beneficial ownership of such shares.

         On October 28, 1998, Vista Energy Resources, Inc. acquired Midland Resources, Inc. pursuant to a merger. In connection with the merger transaction, Vista entered into separate exchange agreements with each of Sam R. Brock, Darrell M. Dillard, Robert R. Donnelly, Wayne M. Whitaker, Marilyn D. Wade and John Q. Adams (collectively, the "Midland Affiliates") to exchange their outstanding options to purchase common stock of Midland Resources for the warrants listed in the table above. Prior to Vista's acquisition of Midland Resources, Messrs. Brock, Dillard, Donnelly and Whitaker were members of the board of directors of Midland Resources; Mr. Adams was an advisory director of Midland Resources; and Ms. Wade was the corporate secretary of Midland Resources. In addition, Vista entered into separate exchange agreements with the holders of all the outstanding limited partnership interests in Vista Resources Partners, L.P. ("Vista L.P.") and the holders of all the outstanding shares of common stock of the general partner of Vista L.P. to exchange such partnership interests and shares of common stock for shares of Vista common stock and the warrants listed in the table above for each person listed other than the Midland Affiliates. We assumed all obligations with respect to the outstanding warrants and the warrant agreement in connection with our acquisition of Vista on February 8, 2000, pursuant to a merger. Except as noted above or in the footnotes to the above table, none of the selling warrantholders has, or within the past three years has had, a position, office or material relationship with us or any of our predecessors or affiliates.


                           DESCRIPTION OF THE WARRANTS

         The warrants were issued pursuant to a warrant agreement dated October 28, 1998, between Prize and American Stock Transfer & Trust Company, as warrant agent, in private transactions that were not subject to the registration requirements of the Securities Act. The following is a summary of the material provisions of the warrant agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the warrant agreement and the warrants, including the definitions of terms in the warrant agreement.

EXERCISE PRICE: $4.00 PER WARRANT--$28.00 PER SHARE OF COMMON STOCK (SEVEN WARRANTS PER SHARE)

         Each warrant, when exercised by its holder, will entitle the holder to receive one-seventh of a share of our common stock at an exercise price of $4.00 per one-seventh of a share. ACCORDINGLY, SEVEN WARRANTS MUST BE EXERCISED TO PURCHASE ONE SHARE OF OUR COMMON STOCK AT AN AGGREGATE EXERCISE PRICE OF $28.00. The exercise price and the number of shares of common stock issuable upon exercise of a warrant are both subject to adjustment as described later in this section.

EXPIRATION DATE:  NOVEMBER 1, 2002

         The warrants became exercisable on October 28, 1998. Unless exercised, the warrants will expire on November 1, 2002.

EXERCISE AND PAYMENT PROCEDURES

         Holders may exercise the warrants by surrendering to American Stock Transfer & Trust Company, the warrant agent, the warrant certificates evidencing the warrants to be exercised, along with the accompanying election to purchase form, properly completed and executed, and the payment of the exercise price. Holders may choose to pay the exercise price in the form of cash or by certified or official bank check or bank draft or money order payable to the order of Prize. Upon surrender of the warrant certificate and payment of the exercise price, the warrant agent will deliver or cause to be delivered, to or upon the written order of the holder, stock certificates representing the number of whole shares of common stock or other securities or property to which such holder is entitled under the warrants and the warrant agreement. The warrant agent will also deliver, if applicable, any cash payment to adjust for fractional shares of common stock issuable upon the exercise. If less than all of the warrants evidenced by a warrant certificate are exercised, the warrant agent will issue a new warrant certificate.

FRACTIONAL SHARES WILL NOT BE ISSUED

         We will not issue any fractional shares of common stock upon exercise of the warrants. When the holder exercises the warrant, we will pay to the holder an amount in cash equal to the current market value of the fractional share.

WARRANT HOLDERS DO NOT HAVE COMMON STOCKHOLDER RIGHTS

         The holders of the warrants will have no right to vote on matters we submit to our stockholders and will have no right to receive dividends.

THE EXERCISE PRICE IS SUBJECT TO ADJUSTMENT

         The exercise price and number of shares of common stock that can be purchased by exercising warrants will be subject to adjustment in certain events, including:

         o the payment by us of dividends or other distributions on our common stock in shares of our common stock;

         o the subdivision, split, combination or reclassification of our common stock;

         o the issuance to all or substantially all the holders of our common stock of rights, options or warrants entitling them, for a period expiring within 45 days after the record date to subscribe for or purchase our common stock, or securities convertible into or exchangeable for our common stock, at a price, or having a conversion or exchange price, per share of less than 95% of the then "current market price" per share of common stock on the record date for such event; and

         o the distribution to all or substantially all the holders of our common stock of any debt securities or assets (other than cash dividends, dividends or distributions of our common stock referred to in the bullet points above and dividends on our common stock payable at the option of the holder in cash or shares of our common stock), securities of any class (other than common stock or securities exchangeable for or convertible into common stock), or rights, options or warrants or exchangeable or convertible securities containing the right to subscribe for or purchase common stock (other than those referred to in the bullet point above).

         "Current market price" means, so long as our common stock is listed on a national securities exchange, the average of the daily last reported sale prices over 15 consecutive trading days commencing 20 trading days immediately before the date of determination. If our common stock is not listed on a national securities exchange, then "current market price" means the average of the mean between the closing bid and closing asked prices in the over-the-counter market as reported by Nasdaq or, if not so reported, then by The National Quotation Bureau, Inc. or an equivalent reporting service, for the 15 consecutive trading days commencing 20 trading days immediately before the date of determination.

         In case of any (a) sale of all or substantially all of our properties and assets, (b) merger or consolidation of our company with any other corporation or entity, or (c) capital reorganization, each warrant shall thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such sale, merger, consolidation or reorganization had the warrants been exercised immediately prior to the sale, merger, consolidation or reorganization. In addition, the corporation or other entity formed by or surviving any such merger or consolidation (if other than Prize), or to which such sale shall have been made, will assume our obligations under the warrant agreement and the warrants.

WE HAVE RESERVED SUFFICIENT SHARES

         We have authorized and reserved for issuance the number of shares of our common stock that will be issuable upon the exercise of all outstanding warrants. These shares of common stock, when paid for and issued upon exercise of the warrants, will be duly and validly issued, fully paid and nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests.

WE MAY AMEND THE WARRANT AGREEMENT

         From time to time, we and the warrant agent, without consent of the holders of the warrants, may amend or supplement the warrant agreement in order to:

         o        cure any ambiguity;

         o correct or supplement any provision of the agreement which may be defective or inconsistent with any other provisions; or

         o make any other provisions in regard to matters or questions arising under the agreement deemed necessary or desirable that do not adversely affect the rights of any holder.

ADDITIONAL OUTSTANDING WARRANTS

         Public Warrants. As of the date of this prospectus, we have outstanding 2,252,670 common stock purchase warrants that are currently exercisable to purchase an aggregate of 321,810 shares of common stock and are publicly traded on the American Stock Exchange under the symbol "PRZ.WS." The terms of the publicly traded warrants are identical to those of the warrants being offered under this prospectus. Each of these public warrants is exercisable to purchase one-seventh of a share of common stock at an exercise price of $4.00 per one-seventh of a share. Accordingly, seven warrants must be exercised to purchase one share of common stock at an aggregate exercise price of $28.00 per share. The exercise price and the number of shares of common stock issuable upon exercise of one of these public warrants are subject to adjustment under the circumstances noted above under "--The Exercise Price is Subject to Adjustment." These publicly traded warrants expire on November 1, 2002.

         Private Warrants. As of the date of this prospectus, we also have outstanding 160,000 common stock purchase warrants that are currently exercisable to purchase an aggregate of 22,856 shares common stock at aggregate exercise prices ranging from $20.13 to $28.00 per share and that have expiration dates ranging from October 22, 2001, to June 29, 2002.


                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of (a) 50,000,000 shares of common stock, having a par value of $.01 per share, and (b) 10,000,000 shares of preferred stock, having a par value of $.01 per share. As of June 29, 2001, 12,865,113 shares of common stock and no shares of preferred stock were outstanding.

COMMON STOCK

         The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election of directors.

         Subject to preferences that may be applicable to any outstanding series of preferred stock, holders of our common stock are entitled to receive ratably dividends as they may be declared by our board of directors out of funds legally available for the payment of dividends. The provisions of our revolving credit agreement currently prohibit us from paying dividends on our common stock.

         In the event of our liquidation or dissolution, holders of our common stock are entitled to share ratably in all assets remaining after payment of all liabilities and provision for the liquidation preference of any series of preferred stock we have outstanding at the time of liquidation or dissolution.

         Holders of common stock have no preemptive rights and have no rights to convert their shares of common stock into any other securities. All of our outstanding shares of common stock are, and any shares of common stock issued upon exercise of the warrants will be, fully paid and nonassessable.

         Our common stock is listed and traded on the American Stock Exchange under the symbol "PRZ."

PREFERRED STOCK

         Our board of directors has the authority, without further action by our stockholders, to issue shares of preferred stock from time to time in one or more series and to fix the related number of shares and the designations, voting powers, preferences, optional and other special rights, and restrictions or qualifications of that preferred stock. The rights, preferences, privileges and restrictions or qualifications of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Any preferred stock may rank senior to the common stock for the payment of dividends or amounts upon liquidation, dissolution or winding up. In addition, shares of preferred stock may have class or series voting rights. The issuance of preferred stock could:

         o decrease the amount of earnings and assets available for distribution to holders of our common stock;

         o adversely affect the rights and powers, including voting rights, of holders of our common stock; and

         o have the effect of delaying, deferring or preventing a change in control of our company.

VOTING AND SHAREHOLDERS AGREEMENT

         We are a party to a voting and shareholders agreement with Natural Gas Partners II, L.P., Natural Gas Partners III, L.P., Natural Gas Partners V, L.P. and some of our management stockholders. Under the terms of the agreement as in effect, specified parties to the agreement have the following rights to nominate and elect directors to our Board:

         o stockholders who are members of our management may designate one member; and

         o        Natural Gas Partners V, L.P. may designate up to four members.

         The provisions of the voting and shareholders agreement regarding the election of directors terminates as to:

         o any single management member on the first to occur of the termination of that person's employment by us, the death of that person and the date on which that person transfers his securities in violation of the transfer restrictions provided for in the agreement; and

         o        all parties to the agreement on June 29, 2009.

REGISTRATION RIGHTS

         We have entered into registration rights agreements with holders of up to 8,779,357 shares of our common stock and holders of outstanding warrants to purchase 1,687,296 shares of our common stock. The registration rights generally entitle the parties to demand, piggyback and shelf registration rights, subject to limitations specified in the agreements. The registration rights agreements also contain customary provisions regarding the payment of expenses by us and mutual indemnification agreements between us and the security holders who are parties to the agreements for securities law violations.

ANTI-TAKE-OVER EFFECTS OF DELAWARE LAW AND BYLAW PROVISIONS

         Delaware law and our bylaws contain provisions that might be characterized as anti-takeover provisions. These provisions may make it more difficult to acquire control of us or remove our management.

         Delaware Business Combination Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that person became an interested stockholder unless the business combination or the transaction in which that person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or owned within the prior three years, 15% or more of the corporation's voting stock. This provision may delay, defer or prevent a change in our control without the stockholders taking further action.

         Special Authorization by Board of Directors. Our bylaws provide that an affirmative vote of 70% of all directors then serving on our board of directors is required for certain actions, including any action to approve, agree or consent to any agreement or transaction resulting in a merger, consolidation, liquidation, dissolution or disposition of properties having a value of $100 million or more. These special authorization requirements of our bylaws may be amended only by the affirmative vote of at least 70% of all directors then serving on our board of directors or by the unanimous written consent of all of our directors.

         Removal of Directors and Filling Vacancies. Our certificate of incorporation provides that our directors may be removed only for cause by the affirmative vote of the holders of a majority of the outstanding shares of our capital stock entitled to vote. In addition, under the certificate of incorporation any vacancy on our board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may be filled only by vote of a majority of the remaining directors then in office. The likely effect of the limitations on the removal of directors and filling of vacancies is an increase in the time required for the stockholders to change the composition of our board of directors.

         Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures for any proposals for nomination of candidates for election to our board of directors, other than nominations made by or at the direction of our board of directors, or for any matters to be acted upon by stockholders at an annual meeting of stockholders. Our bylaws further provide that special meetings of the stockholders may be called only be the chairman of the board of directors, the president or secretary of Prize or the holders of a majority of the outstanding shares of capital stock entitled to vote. The forgoing provisions could have the effect of delaying until the next stockholders' meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock and publicly traded warrants, and warrant agent for the warrants offered hereby, is American Stock Transfer & Trust Company.

                              PLAN OF DISTRIBUTION

DISTRIBUTION OF WARRANTS

         The selling warrantholders may, from time to time, sell the warrants to purchasers directly. Alternatively, the selling warrantholders may, from time to time, offer to sell the warrants to or through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling warrantholders or the purchasers of warrants. The selling warrantholders and any underwriters, broker- dealers or agents that participate in the distribution of the warrants may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profit on the sale of warrants by them, and any discounts, commissions, concessions or other compensation received by any of them, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

         The selling warrantholders may offer and sell the warrants under this prospectus from time to time in one or more transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. A selling warrantholder will determine these prices either alone or by agreement with underwriters and dealers who may receive fees or commissions in connection with sales. The selling warrantholders may use any of the following methods when selling warrants, which may involve crosses or block transactions:

         o sales on any national securities exchange or quotation service on which the warrants may be listed or quoted at the time of sale;

         o        sales in the over-the-counter market;

         o transactions otherwise than on an exchange or in the over-the-counter market; or

         o        sales through the writing of options.

         If required, a prospectus supplement will be distributed at the time a particular offering of warrants is made. The supplement will set forth the aggregate amount and type of warrants offered and the terms of the offering. Terms listed may include the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling warrantholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

DISTRIBUTION OF COMMON STOCK

         All of the shares of our common stock offered hereby will be sold, if at all, by us directly to the holders of the warrants in connection with their exercise.

LISTING OF THE COMMON STOCK AND THE WARRANTS ON THE AMERICAN STOCK EXCHANGE

         Our common stock, including the common stock issuable upon exercise of the warrants, is listed on the American Stock Exchange. In addition, we have applied for listing of the warrants on the American Stock Exchange. Even if the warrants are listed on the American Stock Exchange, we cannot provide you any assurance that any liquid trading market will develop for the warrants or, if developed, that it will be sustained.


                                  LEGAL MATTERS

         Certain legal matters with respect to the warrants and the shares of our common stock offered by this prospectus will be passed upon for us by Conner & Winters, A Professional Corporation, Tulsa, Oklahoma.

                                     EXPERTS

         The consolidated financial statements of Prize Energy Corp. for the year ended December 31, 2000, and the 1998 statement of revenues and direct operating expenses for the producing properties acquired by Prize Energy Corp. from Pioneer Natural Resources USA, Inc. appearing in Prize Energy Corp.'s Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Ernst & Young, LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

         Approximately 75% of the estimated quantities of our proved oil and natural gas reserves and related calculations prepared by us as of December 31, 2000, and incorporated by reference in this prospectus, has been audited by Netherland, Sewell & Associates, Inc. and is incorporated herein in reliance upon the firm's authority as experts in petroleum engineering.

                   Subject to Completion, Dated July 5, 2001.




THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.







                               Prize Energy Corp.


                         286,461 Shares of Common Stock

                                ---------------



         Up to 286,461 shares of our common stock may be offered and sold from time to time by the selling stockholders named on page 11 of this prospectus. The shares of common stock may be acquired by the selling stockholders upon the exercise of outstanding warrants to purchase shares of common stock. We will not receive any of the proceeds from the sale of these shares.

         Our common stock is traded on the American Stock Exchange under the symbol "PRZ." The last reported sale price of our common stock on the American Stock Exchange on July 3, 2001, was $19.70 per share.

         SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE WARRANTS OR IN OUR COMMON STOCK.

                                 ---------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.








The date of this prospectus is                        , 2001.

         YOU SHOULD RELY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS AN OFFER TO SELL OR TO BUY ONLY THE SHARES OFFERED IN THIS DOCUMENT, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.


                                TABLE OF CONTENTS

                                                                                                               PAGE
Where You Can Find More Information...............................................................................1

Information We Incorporate By Reference...........................................................................1

Prospectus Summary................................................................................................2

     About Prize Energy Corp......................................................................................2

     The Offering.................................................................................................4

Risk Factors......................................................................................................5

Forward-Looking Statements.......................................................................................10

Use of Proceeds..................................................................................................10

Selling Stockholders.............................................................................................11

Description of Capital Stock.....................................................................................12

Plan of Distribution.............................................................................................14

Legal Matters....................................................................................................16

Experts..........................................................................................................16

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a Registration Statement on Form S-3 under the Securities Act of 1933 with respect to the shares of common stock being offered by this prospectus. This prospectus does not include all the information set forth in the registration statement, and you should refer to the registration statement for further information with respect to our company.

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements and other information that we file at the Commission's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the Commission are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov. Our reports, proxy statements and other information filed with the Commission can also be inspected at the American Stock Exchange, 86 Trinity Place, New York, New York 10006.


                     INFORMATION WE INCORPORATE BY REFERENCE

         The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities are sold or until we terminate this offering:

         (1)      Our Annual Report on Form 10-K for the year ended December 31,
                  2000;

         (2) Our Quarterly Report on Form 10-Q for the three months ended March 31, 2001; and

         (3) A description of our common stock contained in the registration statement on Form 8-A filed with the Commission on October 26, 1998, and including any amendment or report heretofore or hereafter filed for the purpose of updating the description of our common stock contained therein.

         We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this document, other than exhibits to the documents unless the exhibits are specifically incorporated by reference. Requests should be made to Secretary, Prize Energy Corp., 3500 William D. Tate Ave., Suite 200, Grapevine, Texas 76051, (817) 424-0400.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, included or incorporated by reference in this prospectus. You should read this prospectus together with additional information described under the heading "Where You Can Find More Information." Unless the context otherwise requires, references in this prospectus to "Prize," "we," "us" and "our" refer to Prize Energy Corp.


                            ABOUT PRIZE ENERGY CORP.

GENERAL

         We are a mid-size public independent oil and gas company engaged primarily in the acquisition, enhancement and exploitation of producing oil and gas properties. We currently own oil and gas properties in three core operating areas which are principally located in the Permian Basin of West Texas and Southeastern New Mexico, the onshore Gulf Coast area of Texas and Louisiana and the Mid-Continent area of Oklahoma and the Texas Panhandle. Over 80% of our oil and gas property base is located in Texas.

         We began operations in January 1999 as a privately-held company and have grown rapidly through the acquisition of producing oil and gas properties and the acquisition of Vista Energy Resources, Inc. In June 1999, we completed the acquisition of significant producing oil and gas properties from Pioneer Natural Resources USA, Inc. for $239 million. On February 8, 2000, we completed the acquisition of Vista Energy Resources pursuant to a reverse merger. The Vista merger, deemed a reverse acquisition of Vista by the former Prize, resulted in our becoming a publicly-traded company on the American Stock Exchange. On February 28, 2001, we acquired oil and gas properties from Apache Corporation for $65 million.

         Set forth below is a brief summary of our historical total proved oil and gas reserve base at December 31, 2000, and our pro forma total proved oil and gas reserve base at December 31, 2000, after giving effect to the acquisition of the oil and gas properties from Apache Corporation.


                                                     Historical                    Pro forma
                                                     ----------                    ---------
Total Proved Reserves:
     Natural gas..........................             298 Bcf                      321 Bcf
     Oil and liquids......................            49 MMBbl                     58 MMBbl
     Oil equivalent.......................            99 MMBOE                     112 MMBOE
     Natural gas equivalent...............            593 Bcfe                     669 Bcfe
Reserve Mix...............................       50% oil and liquids          52% oil and liquids
                                                   50% natural gas              48% natural gas
Proved Reserve Value NPV-10 (1)...........          $1.7 billion                 $1.8 billion
Reserve to Production Ratio (2)...........            13 years                     13 years

----------

(1) The present value of pre-tax future net revenues discounted at 10% per annum assuming unescalated prices of $26.12 per Bbl of oil, $14.91 per Bbl of NGL and $9.41 per Mcf of natural gas. On December 31, 2000, NYMEX prices were $26.80 per Bbl for West Texas Intermediate crude oil and $9.78 per MMBtu for natural gas.

(2) Represents proved reserves at December 31, 2000, divided by production for the year ended December 31, 2000.

         Our principal executive offices are located at 3500 William D. Tate Ave., Suite 200, Grapevine, Texas 76051, and our telephone number is (817) 424-0400.


BUSINESS STRATEGY

         The primary objective of our business strategy is to increase our net asset value per share by increasing oil and natural gas reserves, production, cash flow and net income through the acquisition, exploitation and enhancement of producing oil and gas properties and by maintaining a low operating and corporate cost structure. Management believes the following components of this strategy will allow us to achieve our objective.

         o Geographic Concentration. We focus our activities in the core areas where our management, technical staff and field operations teams have significant prior experience. Substantially all of our properties are located in these core operating areas where we can better achieve economies of scale.

         o Acquisition of Producing Properties. We focus on acquiring producing reserves with a production history of at least three to five years in order to reduce the risks inherent in estimating the remaining oil and natural gas reserves and the future production profile.

         o Aggressive Value Enhancement. We seek to purchase oil and gas properties that we will operate and that have potential for development and operational improvements. We undertake an extensive well-by-well operational study of acquired properties in order to identify value enhancement opportunities such as development drilling, recompletions, workovers and cost reductions. These activities can increase cash flow and, in some cases, add incremental reserves.

         o Low Cost Operating Structure. We pursue a low cost operating strategy at both the field and corporate levels.

         o Financial Flexibility. We seek to maintain financial flexibility in order to be able to take advantage of strategic acquisition opportunities and protect against price declines. As a result of our strategy of acquisition, exploitation and enhancement, our debt levels will vary from time to time. Over the long-term, management believes that an appropriate target debt level is 50% of oil and natural gas reserve value, given historical price levels. Management may seek to further reduce oil and gas reserve, price and financial risks by:

                  o diversifying our property holdings and avoiding concentrating a large value in any single property; and

                  o using commodity price hedges, interest rate swaps and other financial strategies.

                                  THE OFFERING

Securities Offered...................................  The selling stockholders are offering for resale under this prospectus up to 286,461 shares of our common stock
                                                       that may be acquired by them upon their exercise of
                                                       outstanding warrants that are held by them.

Listing of Common Stock..............................  Our common stock is listed on the American Stock
                                                       Exchange under the symbol "PRZ."

Use of Proceeds......................................  We will not receive any proceeds from the sale of the common stock by the selling stockholders.

                                  RISK FACTORS

         You should carefully consider the following risk factors, in addition to the other information set forth in this prospectus, before deciding to purchase any shares of our common stock. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in the common stock.


RISKS RELATING TO THE OIL AND GAS INDUSTRY

A DECREASE IN OIL AND NATURAL GAS PRICES WILL ADVERSELY AFFECT OUR FINANCIAL RESULTS.

         Our revenues, profitability and future growth depend substantially upon the prevailing market prices of oil and natural gas. While current oil and natural gas prices are at favorably high price levels, oil and natural gas prices and markets have been, and are likely to continue to be, extremely volatile. A decrease in oil and natural gas prices will not only reduce revenues and profits, but will also reduce the quantities of reserves that are commercially recoverable and may result in charges to earnings for impairment of the value of these assets. If oil and natural gas pricing conditions decline significantly for extended periods of time in the future, we might not be able to generate enough cash flow from operations to meet our obligations and make planned capital expenditures. Oil and natural gas prices are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond our control.


ESTIMATES OF OUR PROVED RESERVES MAY MATERIALLY CHANGE DUE TO NUMEROUS UNCERTAINTIES INHERENT IN ESTIMATING OIL AND NATURAL GAS RESERVES.

         The oil and natural gas reserve data included or incorporated by reference in this prospectus represent only estimates of management. There are many uncertainties inherent in estimating quantities of proved reserves and their values. The process of estimating oil and natural gas reserves requires interpretations of available technical data and various assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of reserves included or incorporated by reference in this prospectus. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretations and judgment and the assumptions used regarding quantities of recoverable oil and natural gas reserves and prices for oil and natural gas. Actual prices, production, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves will vary from those assumed in our estimates, and these variances may be significant. Any significant variance from the assumptions used could result in the actual quantity of our reserves and future net cash flow being materially different from the estimates in our reserve reports. In addition, results of drilling, testing and production and changes in oil and natural gas prices after the date of the estimate may result in substantial upward or downward revisions.


WE MAY NOT BE ABLE TO REPLACE RESERVES.

         If we are not successful in our acquisition, enhancement and exploitation activities, our reserves and revenues will decline over time. These activities will require significant expenditures. If our cash flow from operations is not sufficient for this purpose, we may not be able to obtain the necessary funds to maintain or expand our oil and natural gas reserves. The inability to replace reserves could reduce the amount of credit available to us since the maximum amount of borrowing capacity available under our revolving credit facility is based, at least in part, on the estimated quantities of our proved reserves.

THE SUCCESS OF FUTURE ACQUISITIONS IS UNCERTAIN.

         Our failure to successfully complete acquisitions could have a material adverse effect on our future results of operations and financial condition. There can be no assurance that our completed acquisitions will be successful. We expect to continue to evaluate and pursue acquisition opportunities available on terms management considers favorable. The successful acquisition of producing properties involves an assessment of recoverable reserves, future oil and natural gas prices, operating costs, potential environmental and other liabilities and other factors beyond our control. This assessment is necessarily inexact and its accuracy is inherently uncertain. In connection with an assessment, we will perform a review of the subject properties we believe to be generally consistent with industry practices. This review, however, will not reveal all existing or potential problems, nor will it permit us to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. Inspections may not be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. We may in many cases assume pre-closing liabilities, including environmental liabilities, and will likely acquire interests in properties on an "as is" basis.


OUR OIL AND NATURAL GAS OPERATIONS ARE SUBJECT TO OPERATIONAL RISKS.

         Our oil and natural gas operations are subject to risks and uncertainties associated with the drilling for and production and transportation of oil and natural gas, all of which can affect our operating results. Our operations may be materially curtailed, delayed or canceled as a result of numerous factors, including:

         o        accidents;

         o        title problems;

         o        weather conditions;

         o        shortages or delays in the delivery of equipment; and

         o        compliance with governmental regulations.


COSTS TO COMPLY WITH ENVIRONMENTAL LAWS ARE SIGNIFICANT.

         Environmental and other governmental laws have increased the costs to plan, design, drill, install, operate and abandon oil and natural gas wells and related facilities. We may expend significant financial and managerial resources to comply with environmental laws, although, to date, our expenditures for environmental compliance have been immaterial. Increasingly strict environmental laws and enforcement policies, and claims for damages to property, employees, other persons and the environment resulting from our operations, could cause us to incur substantial costs and liabilities.


MARKETABILITY OF OUR OIL AND NATURAL GAS PRODUCTION MAY BE AFFECTED BY FACTORS BEYOND OUR CONTROL.

         The marketability of our production depends in part upon the availability, proximity and capacity of natural gas gathering systems, pipelines and processing facilities. Most of our natural gas is delivered through gathering systems and pipelines that are not owned by us. Federal and state regulation of oil and natural gas production and transportation, tax and energy policies, changes in supply and demand and general economic conditions all could adversely affect our ability to produce and market our oil and natural gas.

WE WILL CONTINUE TO FACE STRONG COMPETITIVE INDUSTRY CONDITIONS WHICH MAY NEGATIVELY AFFECT OUR OPERATIONS.

         There is strong competition in all aspects of the oil and gas industry. We must compete with a substantial number of other oil and gas companies in all aspects of our operations. Many of our competitors have substantially greater financial, managerial, technical and other resources than we do, which may adversely affect our ability to compete with these companies.


SOME LOSSES MAY NOT BE INSURED AND COULD MATERIALLY ADVERSELY AFFECT OUR OPERATIONS.

         Our operations are subject to the hazards and risks inherent in the oil and gas industry, including the risks of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental accidents such as oil spills, gas leaks, salt water spills and leaks, ruptures or discharges of toxic gases. We will carry insurance against some, but not all, of the hazards associated with our business. This is our standard practice and we believe that this is standard practice in our industry. Because of this practice, however, we may be subject to substantial liability or losses that are not insured.


RISKS RELATING TO AN INVESTMENT IN PRIZE

WE MAY NOT BE ABLE TO MEET OUR CAPITAL REQUIREMENTS.

         We will need to continue to make substantial capital expenditures for the acquisition, enhancement, exploitation and production of oil and natural gas reserves. At March 31, 2001, we had cash reserves of $14.4 million and working capital of $24.5 million. Without successful enhancement, exploitation or acquisition activities, our reserves and revenues will decline over time. We currently anticipate that our oil and natural gas capital expenditures will be approximately $60 million for enhancement, exploitation and drilling activity in 2001. We intend to finance our capital expenditures, other than significant acquisitions, from internally generated funds provided by operations. The timing of most of our capital expenditures is discretionary, with no long-term capital commitments. Consequently, we have a significant degree of flexibility to adjust the amounts of our capital expenditures as circumstances may warrant. However, in the long term, if our cash flow from operations and availability under existing credit facilities are not sufficient to satisfy capital expenditure requirements, there can be no assurance that additional debt or equity financing will be available to allow us to fund our continued growth.


OUR SIGNIFICANT INDEBTEDNESS COULD HAVE IMPORTANT CONSEQUENCES TO YOU.

         We currently have a substantial amount of indebtedness. At December 31, 2000, our total long term debt outstanding was approximately $214.3 million and our long term debt to total capitalization ratio was approximately 66 percent. As of March 31, 2001, our total long-term debt outstanding had increased to $281 million, principally due to the acquisition of oil and natural gas properties from Apache Corporation. We may incur additional indebtedness under our credit facility. Our significant indebtedness could have important consequences to you. For example:

         o our ability to obtain any necessary financing in the future for working capital, capital expenditures, acquisitions, debt service requirements or other purposes may be limited;

         o a portion of our cash flow from operations must be utilized for the payment of interest on our indebtedness and will not be available for financing capital expenditures or other purposes;

         o our level of indebtedness and the covenants governing our current indebtedness could limit our flexibility in planning for, or reacting to, changes in our business because certain financing options may be limited or prohibited;

         o we are more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

         o our level of indebtedness may make us more vulnerable during periods of low oil and natural gas prices or in the event of a downturn in our business because of our fixed debt service obligations;

         o the terms of our credit facility will require us to make interest and principal payments and to maintain stated financial covenants; and

         o if the requirements of our credit facility are not satisfied, the lenders under this facility would be entitled to accelerate the payment of all outstanding indebtedness under the facility and, in such event, we cannot assure you that we would have sufficient funds available or could obtain the financing required to meet our obligations.


OUR HEDGING ACTIVITIES COULD RESULT IN LOSSES.

         We currently use, and intend in the future to use, energy swap arrangements and derivatives for hedging purposes to reduce sensitivity to oil and natural gas price volatility. If our oil and natural gas reserves are not produced at the rates we estimated due to inaccuracies in the reserve estimation process, operational difficulties or regulatory limitations, we will be required to satisfy obligations we may have under fixed price sales and hedging contracts on potentially unfavorable terms without the ability to hedge that risk through sales of comparable quantities of our own production. Further, the terms under which we enter into fixed price sales and hedging contracts are based on assumptions and estimates of numerous factors such as costs of production and pipeline and other transportation costs to delivery points. Substantial variations between the assumptions and estimates used and actual results experienced could materially adversely affect anticipated profit margins and our ability to manage the risks associated with fluctuations in oil and natural gas prices. Fixed price sales and hedging contracts also limit the benefits we will realize if actual prices rise above the contract prices. In addition, fixed price sales and hedging contracts are subject to the risk that the counter-party may prove unable or unwilling to perform its obligations under those contracts. Any significant nonperformance could have a material adverse effect on our future results of operations and financial condition. Based on futures prices as of March 31, 2001, the fair market value of unrealized losses resulting from our crude oil and natural gas hedging instruments was approximately $27.6 million.



OUR SUCCESS DEPENDS ON KEY MEMBERS OF OUR MANAGEMENT.

         Philip B. Smith, Lon C. Kile and D. Richard Massengill are critical to our success. We do not have employment contracts with any of these individuals which would require them to remain employed with us for any period of time. Loss of the services of any of these individuals could have a material adverse effect on our operations.


OWNERSHIP OF OUR OUTSTANDING COMMON STOCK IS CONCENTRATED IN A SMALL NUMBER OF STOCKHOLDERS.

         Our directors, executive officers and principal stockholders, and certain of their affiliates, beneficially own approximately 63% of our outstanding common stock. One of our stockholders, Natural Gas Partners V, L.P., beneficially owns approximately 57% of our outstanding shares of common stock. Accordingly, these stockholders, as a group, and Natural Gas Partners V, by itself, will be able to control the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our certificate of incorporation or bylaws and the approval of mergers and other significant corporate transactions. The existence of these levels of ownership concentrated in a few persons makes it unlikely that any other holder of our common stock will be able to affect the management or direction of Prize. These factors may also have the effect of delaying or preventing a change in the management or voting control of Prize, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of our common stock.


FUTURE SALES OF COMMON STOCK MAY RESULT IN A DECREASE IN VALUE TO EXISTING STOCKHOLDERS.

         Sales of a substantial number of shares of our common stock, or the perception that such sales could occur, could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of common stock.


THE ABILITY OF OUR BOARD OF DIRECTORS TO ISSUE PREFERRED STOCK AND PROVISIONS OF DELAWARE LAW MAY DISCOURAGE CHANGE OF CONTROL TRANSACTIONS.

         Our certificate of incorporation authorizes our board of directors to issue up to 10 million shares of preferred stock without stockholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the board of directors may determine. These provisions, alone or in combination with each other, may discourage transactions involving actual or potential changes of control of management, including transactions in which you might otherwise receive a premium over prevailing market prices for your shares of common stock. We are also subject to provisions of the Delaware General Corporation Law that may make some business combinations more difficult.


THE PRICE OF OUR COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY.

         The market price of our common stock may fluctuate significantly. A number of factors could affect the prices of our common stock, including:

         o        our operating and financial performance and prospects;

         o changes in revenue or earnings estimates or publication of research reports by analysts;

         o general market conditions, including fluctuations in commodity prices;

         o the operating and stock performance of other comparable companies;

         o        strategic actions by our competitors; and

         o        economic, legal and regulatory factors.

The stock markets in general have experienced extreme price and volume fluctuations. This volatility has often had a significant effect on the market prices of securities of many companies for reasons unrelated to the operating performance of the particular companies. These broad market fluctuations could adversely affect the prices of our common stock.

                           FORWARD-LOOKING STATEMENTS

         This document includes and incorporates by reference "forward-looking statements" as defined by the Securities and Exchange Commission. These statements concern our plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included or incorporated in this prospectus that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. The words "believe," "plan," "intend," "anticipate," "estimate," "project" and similar expressions are also intended to identify forward-looking statements. These forward-looking statements include, among others, such things as:

         o reserve estimates, including estimates of future net revenues associated with the reserves and the present value of the estimated future net revenues;

         o        future production of oil and natural gas;

         o future acquisition of oil and natural gas producing properties;

         o future enhancement, exploitation and drilling activity and other capital expenditures;

         o        future financial performance; and

         o business strategies and expansion and growth of our business and operations.

         These forward-looking statements are based on assumptions which we believe are reasonable based on our expectations and projections about future events and industry conditions and trends affecting our business at the time such statements were made. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, including those factors discussed under "Risk Factors" on pages 5 - 9 of this prospectus. Consequently, we cannot assure you that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the anticipated consequences to or effects on us or our business or operations. We assume no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares of common stock offered by this prospectus.

                              SELLING STOCKHOLDERS

         The following table sets forth information as of June 29, 2001, with respect to the selling stockholders, the shares of our common stock beneficially owned by them and the shares of our common stock that they may offer under this prospectus. Because the selling stockholders are not obligated to sell their shares offered by this prospectus, and because the selling stockholders may elect not to exercise, or to exercise only a portion of, their warrants to acquire the shares of common stock that are offered by this prospectus, or they may acquire additional shares of our common stock in the public market, we cannot estimate the number of shares that will be beneficially owned by them after completion of this offering.

         The number of shares of our common stock outstanding used in calculating the percentage for each person listed includes the shares of common stock which could be acquired by that person upon the exercise of any warrant (all of which are currently exercisable) but excludes such shares of common stock which could be so acquired by any other person. The percent of beneficial ownership is based on 12,865,113 shares of our common stock outstanding as of June 29, 2001.

                                            Shares Beneficially Owned Prior to Offering
Name of                                                                                           Number of Shares
Selling Stockholder                                    Number of Shares (1)        Percent          Offered(2)
-------------------                                    --------------------        -------        ----------------
C. Randall Hill.........................                     171,759                 1.33%              90,405
Steven D. Gray..........................                     172,559                 1.33%              90,405
R. Cory Richards........................                     105,183                    *               50,417
Darrell M. Dillard......................                      25,897                    *               25,892
Marilyn D. Wade.........................                      20,500                    *               20,500
Warren L. Gray..........................                      16,134                    *                8,842

----------
*Less than 1%

(1) Includes or consists of the shares of common stock offered by this prospectus, which shares are issuable upon the exercise of currently exercisable warrants (seven warrants per share of common stock).

(2) Represents shares of common stock issuable upon the exercise of currently exercisable warrants (seven warrants per share of common stock).

         Prior to the consummation of our acquisition of Vista Energy Resources, Inc. on February 8, 2000, the following selling stockholders served Vista Energy Resources in the following capacities:

Name                                                   Position
----                                                   --------
C. Randall Hill                     Chief Executive Officer, Chief Financial Officer and
                                       Chairman of the Board

Steven D. Gray                      President, Chief Operating Officer and Director

R. Cory Richards                    Executive Vice President, Exploration Manager and
                                       Secretary

         On October 28, 1998, Vista Energy Resources, Inc. acquired Midland Resources, Inc. pursuant to a merger. In connection with the merger transaction, Vista entered into separate exchange agreements with each of Darrell M.

Dillard and Marilyn D. Wade, among others, to exchange their outstanding options to purchase common stock of Midland Resources for warrants covering the shares of common stock offered under this prospectus and listed in the table above. Prior to Vista's acquisition of Midland Resources, Mr. Dillard was a member of the board of directors of Midland Resources and Ms. Wade was the corporate secretary of Midland Resources. In addition, Vista entered into separate exchange agreements with the holders of all the outstanding limited partnership interests in Vista Resources Partners, L.P. ("Vista L.P.") and the holders of all the outstanding shares of common stock of the general partner of Vista L.P., which holders included Messrs. Hill, Gray and Richards, to exchange such partnership interests and shares of common stock for shares of Vista common stock and warrants to purchase the shares of common stock. We assumed all obligations with respect to the outstanding warrants and the warrant agreement in connection with our acquisition of Vista on February 8, 2000, pursuant to a merger. Except as noted above, none of the selling stockholders has, or within the past three years has had, a position, office or material relationship with us or any of our predecessors or affiliates.


                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of (a) 50,000,000 shares of common stock, having a par value of $.01 per share, and (b) 10,000,000 shares of preferred stock, having a par value of $.01 per share. As of June 29, 2001, 12,865,113 shares of common stock and no shares of preferred stock were outstanding.

COMMON STOCK

         The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election of directors.

         Subject to preferences that may be applicable to any outstanding series of preferred stock, holders of our common stock are entitled to receive ratably dividends as they may be declared by our board of directors out of funds legally available for the payment of dividends. The provisions of our revolving credit agreement currently prohibit us from paying dividends on our common stock.

         In the event of our liquidation or dissolution, holders of our common stock are entitled to share ratably in all assets remaining after payment of all liabilities and provision for the liquidation preference of any series of preferred stock we have outstanding at the time of liquidation or dissolution.

         Holders of common stock have no preemptive rights and have no rights to convert their shares of common stock into any other securities. All of our outstanding shares of common stock are, and any shares of common stock issued upon exercise of the warrants will be, fully paid and nonassessable.

         Our common stock is listed and traded on the American Stock Exchange under the symbol "PRZ."

PREFERRED STOCK

         Our board of directors has the authority, without further action by our stockholders, to issue shares of preferred stock from time to time in one or more series and to fix the related number of shares and the designations, voting powers, preferences, optional and other special rights, and restrictions or qualifications of that preferred stock. The rights, preferences, privileges and restrictions or qualifications of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Any preferred stock may rank senior to the common stock for the payment of dividends or amounts upon liquidation, dissolution or winding up. In addition, shares of preferred stock may have class or series voting rights. The issuance of preferred stock could:

         o decrease the amount of earnings and assets available for distribution to holders of our common stock;

         o adversely affect the rights and powers, including voting rights, of holders of our common stock; and

         o have the effect of delaying, deferring or preventing a change in control of our company.

WARRANTS

         Public Warrants. As of the date of this prospectus, we have outstanding 2,252,670 common stock purchase warrants that are currently exercisable to purchase an aggregate of 321,810 shares of common stock and are publicly traded on the American Stock Exchange under the symbol "PRZ.WS." In addition, we have outstanding 9,558,403 common stock purchase warrants that are currently exercisable to purchase an aggregate of 1,365,486 shares of common stock. We have applied for listing of these warrants on the American Stock Exchange. The terms of these two series of warrants are identical. Each of these warrants is exercisable to purchase one-seventh of a share of common stock at an exercise price of $4.00 per one-seventh of a share. Accordingly, seven warrants must be exercised to purchase one share of common stock at an aggregate exercise price of $28.00 per share. The exercise price and the number of shares of common stock issuable upon exercise of one of the warrants are subject to adjustment under certain circumstances. The warrants expire on November 1, 2002.

         Private Warrants. As of the date of this prospectus, we also have outstanding 160,000 common stock purchase warrants that are currently exercisable to purchase an aggregate of 22,856 shares common stock at aggregate exercise prices ranging from $20.13 to $28.00 per share and that have expiration dates ranging from October 22, 2001, to June 29, 2002.

VOTING AND SHAREHOLDERS AGREEMENT

         We are a party to a voting and shareholders agreement with Natural Gas Partners II, L.P., Natural Gas Partners III, L.P., Natural Gas Partners V, L.P. and some of our management stockholders. Under the terms of the agreement as in effect, specified parties to the agreement have the following rights to nominate and elect directors to our Board:

         o stockholders who are members of our management may designate one member; and

         o        Natural Gas Partners V, L.P. may designate up to four members.

         The provisions of the voting and shareholders agreement regarding the election of directors terminates as to:

         o any single management member on the first to occur of the termination of that person's employment by us, the death of that person and the date on which that person transfers his securities in violation of the transfer restrictions provided for in the agreement; and

         o        all parties to the agreement on June 29, 2009.

REGISTRATION RIGHTS

         We have entered into registration rights agreements with holders of up to 8,779,357 shares of our common stock and holders of outstanding warrants to purchase 1,687,296 shares of our common stock. The registration rights generally entitle the parties to demand, piggyback and shelf registration rights, subject to limitations specified in the agreements. The registration rights agreements also contain customary provisions regarding the payment of expenses by us and mutual indemnification agreements between us and the security holders who are parties to the agreements for securities law violations.

         The registration statement of which this prospectus is a part is being filed to register the offer and sale of up to 9,558,403 warrants to the public by the holders thereof and the issuance of up to 1,365,486 shares of common stock underlying the warrants to purchasers of the warrants upon exercise. Pursuant to the registration rights agreements, the selling stockholders have exercised their piggyback registration rights to offer the shares of common stock underlying their warrants in the registration statement.

ANTI-TAKE-OVER EFFECTS OF DELAWARE LAW AND BYLAW PROVISIONS

         Delaware law and our bylaws contain provisions that might be characterized as anti-takeover provisions. These provisions may make it more difficult to acquire control of us or remove our management.

         Delaware Business Combination Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that person became an interested stockholder unless the business combination or the transaction in which that person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or owned within the prior three years, 15% or more of the corporation's voting stock. This provision may delay, defer or prevent a change in our control without the stockholders taking further action.

         Special Authorization by Board of Directors. Our bylaws provide that an affirmative vote of 70% of all directors then serving on our board of directors is required for certain actions, including any action to approve, agree or consent to any agreement or transaction resulting in a merger, consolidation, liquidation, dissolution or disposition of properties having a value of $100 million or more. These special authorization requirements of our bylaws may be amended only by the affirmative vote of at least 70% of all directors then serving on our board of directors or by the unanimous written consent of all of our directors.

         Removal of Directors and Filling Vacancies. Our certificate of incorporation provides that our directors may be removed only for cause by the affirmative vote of the holders of a majority of the outstanding shares of our capital stock entitled to vote. In addition, under the certificate of incorporation any vacancy on our board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may be filled only by vote of a majority of the remaining directors then in office. The likely effect of the limitations on the removal of directors and filling of vacancies is an increase in the time required for the stockholders to change the composition of our board of directors.

         Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures for any proposals for nomination of candidates for election to our board of directors, other than nominations made by or at the direction of our board of directors, or for any matters to be acted upon by stockholders at an annual meeting of stockholders. Our bylaws further provide that special meetings of the stockholders may be called only be the chairman of the board of directors, the president or secretary of Prize or the holders of a majority of the outstanding shares of capital stock entitled to vote. The forgoing provisions could have the effect of delaying until the next stockholders' meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock and publicly traded warrants is American Stock Transfer & Trust Company.


                              PLAN OF DISTRIBUTION

         We are registering the shares of common stock offered under this prospectus on behalf of the selling stockholders. As used in this prospectus, the term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received from a selling stockholder after the date of this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

         The selling stockholders may sell their shares from time to time in one or more types of transactions (which may include block transactions) on the American Stock Exchange, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of these methods of sale, at market prices prevailing at the time of sale, at negotiated prices, or at varying prices determined at the time of sale. These transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

         The selling stockholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares for whom these broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The selling stockholders also may resell any of their shares that qualify for sale under Rule 144 in open market transactions pursuant to Rule 144 under the Securities Act of 1933, rather than pursuant to this prospectus.

         The selling stockholders and any broker-dealers that act in connection with the sale of their shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by these broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act of 1933. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of their shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

         Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933, which may include delivery through the facilities of the American Stock Exchange pursuant to Rule 153 under the Securities Act of 1933. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

         Upon notification to us by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing:

         o the name of the selling stockholder and of the participating broker-dealer(s);

         o        the number of shares involved;

         o        the price at which the shares were sold;

         o the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

         o that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         o        any other facts material to the transaction.

         We will pay all the costs, expenses and fees related to the registration of the shares offered by this prospectus. The selling stockholders will be responsible for the payment of any brokerage commissions, underwriting fees or discounts or fees or expenses of counsel or advisors attributable to the sale of the shares.

                                  LEGAL MATTERS

         Certain legal matters with respect to the shares of our common stock offered by this prospectus will be passed upon for us by Conner & Winters, A Professional Corporation, Tulsa, Oklahoma.


                                     EXPERTS

         The consolidated financial statements of Prize Energy Corp. for the year ended December 31, 2000, and the 1998 statement of revenues and direct operating expenses for the producing properties acquired by Prize Energy Corp. from Pioneer Natural Resources USA, Inc. appearing in Prize Energy Corp.'s Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Ernst & Young, LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

         Approximately 75% of the estimated quantities of our proved oil and natural gas reserves and related calculations prepared by us as of December 31, 2000, and incorporated by reference in this prospectus, has been audited by Netherland, Sewell & Associates, Inc. and is incorporated herein in reliance upon the firm's authority as experts in petroleum engineering.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered by this document, which will be borne by Prize:

SEC registration fee ........................................            $ 9,559
Printing and duplicating expenses ...........................             15,000
Legal fees and expenses .....................................             25,000
Accounting fees and expenses ................................             10,000
Listing fees ................................................             17,500
Miscellaneous expenses ......................................              2,941
                                                                         -------

     Total ..................................................            $80,000
                                                                         =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article Tenth of the Amended and Restated Certificate of Incorporation of Prize provides that Prize shall indemnify its officers and directors to the maximum extent allowed by the Delaware General Corporation Law ("DGCL"). Pursuant to Section 145 of the DGCL, Prize generally has the power to indemnify its present and former directors and officers against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in those positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of Prize, and, with respect to any criminal action, so long as they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of Prize, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if the person is adjudged to be liable to Prize, unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. Prize also has the power to purchase and maintain insurance for its directors and officers. Additionally, Article Tenth of the Amended and Restated Certificate of Incorporation provides that, in the event that an officer or director files suit against Prize seeking indemnification of liabilities or expenses incurred, the burden will be on Prize to prove that the indemnification would not be permitted under the DGCL.

         As permitted under the DGCL, Prize's Amended and Restated Certificate of Incorporation also eliminates the liability of Prize's directors for monetary damages for breach of their fiduciary duty as directors. This provision, however, does not eliminate a director's liability (a) for any breach of the director's duty of loyalty to Prize or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) in respect of certain unlawful dividend payments or unlawful stock redemptions or repurchases, or (d) for any transaction from which a director derived an improper personal benefit.

         The preceding discussion of Prize's Amended and Restated Certificate of Incorporation and Section 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by the Amended and Restated Certificate of Incorporation and Section 145 of the DGCL.

         Prize has entered into indemnification agreements with certain of its directors and officers. Pursuant to such agreements, Prize will, to the extent permitted by applicable law, indemnify such persons against all expenses, judgements, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of Prize or assumed certain responsibilities at the direction of Prize.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         The following exhibits are filed herewith unless otherwise indicated:

       EXHIBIT
       NUMBER                      DESCRIPTION OF DOCUMENT
       -------                     -----------------------
          +2.1          -- Agreement and Plan of Merger, dated as of October 8,
                           1999, among Vista Energy Resources, Inc. (now Prize
                           Energy Corp.), PEC Acquisition Corp. and Prize Energy
                           Corp. (now Prize Natural Resources, Inc.).

         ++2.2          -- First Amendment to Agreement and Plan of Merger,
                           dated as of January 5, 2000, among Vista Energy
                           Resources, Inc. (now Prize Energy Corp.), PEC
                           Acquisition Corp. and Prize Energy Corp. (now Prize
                           Natural Resources, Inc.).

         **4.1          -- Specimen Stock Certificate for the Common Stock, par
                           value $.01 per share.

        ***4.2          -- Amended and Restated Registration Rights Agreement
                           dated February 8, 2000, by and among Prize Energy
                           Corp., Prize Natural Resources, Inc. (formerly Prize
                           Energy Corp.) and certain stockholders of Prize
                           Energy Corp.

         **4.3          -- Registration Rights Agreement, dated as of October
                           28, 1998, by and among Vista Energy Resources, Inc.
                           (now Prize Energy Corp.) and certain securityholders
                           of Midland Resources, Inc.

         **4.4          -- Warrant Agreement dated as of October 28, 1998, among
                           Vista Energy Resources, Inc. (now Prize Energy Corp.)
                           and American Stock Transfer and Trust Company.

          *4.5          -- Warrant Agreement dated as of November 1, 1990, among
                           Midland Resources, Inc. and Stock Transfer Company of
                           America, Inc.

           5.1          -- Opinion of Conner & Winters, A Professional
                           Corporation, regarding legality of securities being registered.

          23.1          -- Consent of Ernst & Young, LLP.

          23.2          -- Consent of Netherland, Sewell & Associates, Inc.

          23.3          -- Consent of Conner & Winters, A Professional
                           Corporation (included in Exhibit 5.1).

          24.1          -- Power of Attorney (included herein on signature
                           page).

----------


+ Included in the Registrant's Current Report on Form 8-K dated October 15, 1999, and incorporated herein by reference.

++ Included in the Registrant's Current Report on Form 8-K dated January 12, 2000, and incorporated herein by reference.

* Included in the Registrant's Registration Statement on Form S-4 (File No. 333-92561), initially filed on October 22, 1999, and incorporated herein by reference.

** Included in the Registrant's Registration Statement on Form S-4, as amended (File No. 333-58495), initially filed on July 2, 1998, and incorporated herein by reference.

*** Included in the Registrant's Current Report on Form 8-K dated February 8, 2000, and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

         (a) The undersigned registrant hereby undertakes as follows:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grapevine, State of Texas, on the 5th day of July, 2001.

                               PRIZE ENERGY CORP.


                               By:  /s/ Lon C. Kile
                                  --------------------------------------------
                                        Lon C. Kile
                                        President and Chief Operating Officer


                                POWER OF ATTORNEY

         KNOW ALL BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Philip B. Smith and Lon C. Kile his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


             SIGNATURE                                  TITLE                                       DATE
             ---------                                  -----                                       ----
/s/ Philip B. Smith                        Director, Chairman of the Board,
---------------------------------------        Chief Executive Officer and                        July 5, 2001
Philip B. Smith                                         Treasurer
                                              (Principal Executive Officer)

/s/ Lon C. Kile                                   Director, President and                         July 5, 2001
---------------------------------------          Chief Operating Officer
Lon C. Kile                                   (Principal Financial Officer and
                                                Principal Accounting Officer)

/s/ David R. Albin                                       Director                                 July 5, 2001
---------------------------------------
David R. Albin

/s/ Kenneth A. Hersh                                     Director                                 July 5, 2001
---------------------------------------
Kenneth A. Hersh

             SIGNATURE                                  TITLE                                       DATE
             ---------                                  -----                                       ----

-----------------------------------                    Director
Robert Kelley

-----------------------------------                    Director
Theresa Kilgore

-----------------------------------                    Director
James R. Latimer

                                  EXHIBIT INDEX


         The following exhibits are filed herewith unless otherwise indicated:

   EXHIBIT
   NUMBER                        DESCRIPTION OF DOCUMENT
   -------                       -----------------------
     +2.1      -- Agreement and Plan of Merger, dated as of October 8, 1999, among Vista Energy Resources, Inc. (now Prize Energy Corp.),
                  PEC Acquisition Corp. and Prize Energy Corp. (now Prize
                  Natural Resources, Inc.).

    ++2.2      -- First Amendment to Agreement and Plan of Merger, dated as of
                  January 5, 2000, among Vista Energy Resources, Inc. (now Prize
                  Energy Corp.), PEC Acquisition Corp. and Prize Energy Corp.
                  (now Prize Natural Resources, Inc.).

    **4.1      -- Specimen Stock Certificate for the Common Stock, par value
                  $.01 per share.

   ***4.2      -- Amended and Restated Registration Rights Agreement dated
                  February 8, 2000, by and among Prize Energy Corp., Prize
                  Natural Resources, Inc. (formerly Prize Energy Corp.) and
                  certain stockholders of Prize Energy Corp.

    **4.3      -- Registration Rights Agreement, dated as of October 28, 1998, by and among Vista Energy Resources, Inc. (now Prize Energy
                  Corp.) and certain securityholders of Midland Resources, Inc.

    **4.4      -- Warrant Agreement dated as of October 28, 1998, among Vista
                  Energy Resources, Inc. (now Prize Energy Corp.) and American
                  Stock Transfer and Trust Company.

     *4.5      -- Warrant Agreement dated as of November 1, 1990, among Midland
                  Resources, Inc. and Stock Transfer Company of America, Inc.

      5.1      -- Opinion of Conner & Winters, A Professional Corporation,
                  regarding legality of securities being registered.

     23.1      -- Consent of Ernst & Young, LLP.

     23.2      -- Consent of Netherland, Sewell & Associates, Inc.

     23.3      -- Consent of Conner & Winters, A Professional Corporation
                  (included in Exhibit 5.1).

     24.1      -- Power of Attorney (included herein on signature page).

----------

+ Included in the Registrant's Current Report on Form 8-K dated October 15, 1999, and incorporated herein by reference.

++ Included in the Registrant's Current Report on Form 8-K dated January 12, 2000, and incorporated herein by reference.

* Included in the Registrant's Registration Statement on Form S-4 (File No. 333-92561), initially filed on October 22, 1999, and incorporated herein by reference.

** Included in the Registrant's Registration Statement on Form S-4, as amended (File No. 333-58495), initially filed on July 2, 1998, and incorporated herein by reference.

*** Included in the Registrant's Current Report on Form 8-K dated February 8, 2000, and incorporated herein by reference.